Exhibit 99.1

Investor Contact:	Zac Nagle (972) 443-6557
Media Contact:	Lars Rosene (469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Reports Record First Quarter EPS of $0.59, up 84.4%.
Also Reports Record Quarterly Bookings of $1.1 Billion, up
23.9% And Record First Quarter Sales of $803 Million, up 22.9%.
Reaffirms Previously Provided Full Year Financial Targets
DALLAS — May 9, 2007 — Flowserve Corp. (NYSE: FLS) today reported significantly stronger financial results for the first quarter of 2007 versus the first quarter of 2006. The Company announced that first quarter EPS and operating income growth were up 84.4% and 64.0%, respectively, significantly outpacing strong sales growth, which increased by 22.9%. Flowserve also posted record quarterly bookings of $1.1 billion, up 23.9%, led by very strong Pump Division bookings of $658 million, up 32.8%. First quarter sales increased sharply to $803 million. Additionally, the Company reiterated previously provided full year 2007 targets of sales between $3.4 billion and $3.6 billion and operating margin improvement of 200 to 300 basis points compared to full year 2006.
Highlights:
The first quarter of 2007 (All comparisons versus the first quarter of 2006 unless otherwise noted)
•	Record First Quarter Fully Diluted EPS of $0.59, up 84.4%

•	Record Quarterly Bookings of $1.1 billion, up 23.9%

•	Record First Quarter Operating Income of $67 million, up 64.0%

•	Record Backlog of $1.9 billion, up 18.4% compared to December 31, 2006

•	Record First Quarter Sales of $803 million, up 22.9%

•	Record First Quarter Gross Profit of $266 million, up 21.8%

•	Solid Gross Margin of 33.0%, down 30 basis points primarily due to strong project shipments in the Pump Division

•	Declared a $0.15 quarterly dividend which was paid on April 11, 2007

Discussion and analysis of the first quarter of 2007 financial results (all comparisons versus the first quarter of 2006 unless otherwise noted)
Fully diluted EPS increased sharply to $0.59 per share from $0.32, up 84.4%. EPS was higher on significant improvements in operating income, partially offset by a higher tax rate of 36.6%.
Bookings increased to $1.1 billion, up $210 million or 23.9%, the highest quarterly bookings level in the Company’s history. This increase includes currency benefits of approximately $47 million. The increase was primarily driven by strength in the oil and gas and chemical markets, especially in North America, China and the Middle East, which led to a very large number of orders in the Company’s Pump Division. Backlog increased 18.4% to $1.9 billion from $1.6 billion at December 31, 2006.
Sales rose sharply to $803 million, up $150 million or 22.9%. This increase includes currency benefits of approximately $35 million. The strong sales growth reflects good throughput to sales in the quarter.
Gross profit increased to $266 million, up $48 million or 21.8%. Gross margin decreased by 30 basis points to 33.0%. This impact reflects the Company’s continued success in delivering large original equipment projects which has historically been a driver leading to aftermarket growth.

SG&A expenses increased to $204 million, up $23 million or 12.7%. This increase includes a currency increase of approximately $6 million. The increase in SG&A is primarily attributable to an increase in selling-related expenses of $13 million. SG&A expenses as a percentage of sales were 25.3%, an improvement of 230 basis points from the first quarter of 2006. This reflected strong sales and leverage of fixed SG&A expenses, cost containment efforts, and reduced finance professional fees.
Operating income increased significantly to $67 million, up $26 million or 64.0%. Income from operations benefited from significantly higher sales, improved gross profit and leverage of SG&A expenses. Operating margin increased 210 basis points from 6.3% to 8.4%.
Flowserve also continued to make significant progress in expanding its core markets both globally and by industry in the first quarter. The Company continued to capitalize on the strength of the markets in the Middle East and Asia Pacific regions by building new infrastructure to support these opportunities. In support of this growth, the Company recently completed development of new plants in China and India, expanded plants in India and Mexico, and is building a major aftermarket training, repair and service center for its products in Saudi Arabia. In addition, the Company signed a joint venture to expand its capabilities in the power and water markets in China. “The capabilities of our facilities in these key Asian, Middle Eastern and Latin American markets are examples of how we are positioning the Company with a global footprint for success,” said Lewis M. Kling, Flowserve’s President and CEO. “We expect these facilities to more cost effectively support business growth over the coming years.”

Flowserve Pump Division
Bookings for the first quarter of 2007 increased significantly to $658 million, up $163 million or 32.8%, including currency benefits of approximately $31 million. Bookings of original equipment increased $114 million or 36% and aftermarket bookings increased $49 million or 28%. “The Pump Division has a proven track record of converting original equipment sales into future aftermarket sales, as demonstrated by its strength in aftermarket orders in the first quarter”, Mr. Kling said. The growth in bookings is largely attributable to strength in oil and gas, power, and water industries across all geographies.
Pump Division sales for the first quarter of 2007 increased to $419 million, up $91 million or 27.6%, including currency benefits of approximately $19 million. Sales of original equipment increased $76 million, or 47%, and aftermarket sales grew $15 million or 10%. Original equipment sales mix increased to 58% in the first quarter of 2007 from 51% in the first quarter of 2006. “We are very excited by the strength in both sales and bookings in the first quarter,” said Mark A. Blinn, Flowserve’s Chief Financial Officer. “Pump aftermarket bookings and sales have been growing at an increasing rate over the past several quarters, which gives us confidence that our strategies of end user aftermarket pursuit and securing the aftermarket bookings from our OEM installed base are both paying off.”

Pump Division gross profit increased to $117 million, up $23 million or 24.1%. Gross margin for the first quarter of 2007 decreased 80 basis points to 27.9% reflecting significantly stronger project-related shipments, largely offset by improved absorption of fixed costs, as well as process efficiency, supply chain initiatives and improved pricing.
Operating income for the first quarter of 2007 increased to $42 million, up $15 million or 54.4%, including currency benefits of approximately $2 million. The remaining increase is largely attributable to the $23 million increase in gross profit, combined with a 240 basis point improvement in leverage of divisional SG&A. Operating margin improved substantially from 8.2% to 10.0%.
Flow Control Division
Bookings for the first quarter of 2007 increased to $309 million, up $41 million or 15.5%, including currency benefits of approximately $15 million. The increase is primarily attributable to continued strengthening of several key end-markets, particularly oil and gas, power and chemical.

Sales for the first quarter of 2007 increased sharply to $269 million, up $51 million or 23.3%, including currency benefits of approximately $12 million. The increase is generally attributable to balanced growth in all markets and regions.
Flow Control Division gross profit increased to $93 million, up $18 million or 23.5%. Gross margin of 34.6% for the first quarter of 2007 was comparable to the first quarter of 2006.
Operating income of the Flow Control Division for the first quarter of 2007 increased to $36 million, up $11 million or 44.4%, including approximately $2 million in currency benefits. The increase is primarily due to the improvement in gross profit and a 200 basis point improvement in leverage of divisional SG&A. Operating margin improved 190 basis points from 11.6% to 13.5%.
Flow Solutions Division
Bookings for the first quarter of 2007 increased to $141 million, up $13 million or 9.9%, including currency benefits of approximately $3 million. This increase in Flow Solutions Division bookings is primarily attributable to increased project business in Asia Pacific and North America. The oil and gas and chemical industries continue to be the division’s strongest markets. Success in the end-user market continues to be driven by the Flow Solutions business model, which places a premium on servicing customers locally through an increasingly larger network of Quick Response Centers (QRCs) situated close to Flowserve customers.

Flow Solutions Division sales for the first quarter of 2007 increased to $129 million, up $11 million or 9.3%, including currency benefits of approximately $3 million. This increase was driven by aftermarket and original equipment sales growth in the Latin America and Asia Pacific oil and gas markets.
Gross profit of the Flow Solutions Division increased to $57 million, up $5 million or 10.4%. Gross margin for the first quarter of 2007 increased 50 basis points to 44.3% on higher sales compared with the first quarter of 2006. This change reflects improved absorption of fixed costs and a shift towards more profitable aftermarket business in European and Middle Eastern markets.
Flow Solutions Division operating margin declined 40 basis points to 19.5% driven predominantly by divisional SG&A increases needed to support the global capacity expansion of the Company’s QRC network and to support the growth of the business through additional sales employees. These costs were partially offset by the positive impact of the increase in volume in the division.
2007 Outlook
“We are very pleased with the success we are having in the markets we have targeted,” Mr. Kling said. “We attribute our record financial results to the breadth and quality of our products, our global operational presence and capabilities, the talent of our global employees and the continued strength of our markets. Based on our first quarter results, we believe we are well positioned to deliver our full year 2007 sales target of $3.4 billion to $3.6 billion. We are also still driving to deliver our full year gross margin improvement target of 25 to 50 basis points, as our operational excellence initiatives should continue to gain traction.”
Mr. Blinn added, “We believe that we have stabilized our cost structure and continue to make progress on our cost cutting measures. These opportunities include volume leverage, reduced travel, headcount management and other operational excellence programs that should allow a 175 to 250 basis point improvement in SG&A efficiency for 2007.”
Summary
“We are pleased with the performance of the Company during the first quarter of 2007, and we believe that the Company has the momentum to continue to improve its performance throughout this year. Our strong backlog, traction on operational excellence initiatives and continuing market opportunities all bode well for 2007 and beyond,” Kling said.
Conference Call
The conference call will take place on Thursday, May 10 at 10:00 AM CDT
(11:00 AM EDT)

Lewis Kling, President and Chief Executive Officer, and Mark Blinn,
Chief Financial Officer, will be presenting.
The call can be accessed at Flowserve’s website at www.flowserve.com under the Investor Relations section.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the Company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.
Safe Harbor
SAFE HARBOR STATEMENT: This release includes forward-looking statements. Forward looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “estimate”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this presentation are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: delays in future reports of the Company’s management and outside auditors on the Company’s internal control over financial reporting and related certifications; continuing delays in the Company’s filing of its periodic public reports and any SEC, NYSE or debt rating agencies’ actions resulting there from; the possibility of adverse consequences of the pending securities litigation; the possibility of adverse consequences related to the investigations by the SEC and foreign authorities regarding our participation in the United States Oil-for-Food program; the possibility of adverse consequences of governmental tax audits of the Company’s tax returns, including the upcoming IRS audit of the Company’s U.S. tax returns for the years 2002 through 2004; the Company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for the Company’s products or competitors’ responses to the Company’s strategies; the Company’s ability to integrate acquisitions into its management and operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; the Company’s ability to comply with the laws and regulations affecting its international operations, including the U.S. export laws, and the effect of any noncompliance; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; the Company’s relative geographical profitability and its impact on the Company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning operations of acquired companies with those of Flowserve; the Company’s ability to meet the financial covenants and other requirements in its debt agreements; any terrorist attacks and the response of the U.S. to such attacks or to the threat of such attacks; technological developments in the Company’s products as compared with those of its competitors; changes in prevailing interest rates and the Company’s effective interest costs; and adverse changes in the regulatory climate and other legal obligations imposed on the Company. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.
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CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Amounts in thousands, except per share data)	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$37,994	$67,000
Restricted cash	2,469	3,457
Accounts receivable, net of allowance for doubtful accounts of $12,872 and $13,135, respectively	579,506	551,815
Inventories, net	627,427	547,373
Deferred taxes	95,918	95,027
Prepaid expenses and other	57,449	38,209

Total current assets	1,400,763	1,302,881
Property, plant and equipment, net of accumulated depreciation of $521,728 and $509,033, respectively	450,815	442,892
Goodwill	850,379	851,123
Deferred taxes	3,197	25,731
Other intangible assets, net	140,898	143,358
Other assets, net	114,076	103,250

Total assets	$2,960,128	$2,869,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$384,083	$412,869
Accrued liabilities	477,556	458,230
Debt due within one year	95,708	8,050
Deferred taxes	5,053	4,887

Total current liabilities	962,400	884,036
Long-term debt due after one year	555,074	556,519
Retirement obligations and other liabilities	429,440	408,094
Shareholders’ equity:
Common shares, $1.25 par value	73,390	73,289
Shares authorized — 120,000
Shares issued — 58,712 and 58,631, respectively
Capital in excess of par value	549,729	543,159
Retained earnings	577,974	582,767

	1,201,093	1,199,215
Treasury shares, at cost — 2,772 and 2,609 shares, respectively	(108,919)	(95,262)
Deferred compensation obligation	7,024	6,973
Accumulated other comprehensive loss	(85,984)	(90,340)

Total shareholders’ equity	1,013,214	1,020,586

Total liabilities and shareholders’ equity	$2,960,128	$2,869,235

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2007	2006

Sales	$803,400	$653,857
Cost of sales	(537,926)	(435,863)

Gross profit	265,474	217,994
Selling, general and administrative expense	(203,582)	(180,657)
Net earnings from affiliates	5,530	3,786

Operating income	67,422	41,123
Interest expense	(14,072)	(15,682)
Interest income	1,086	1,083
Other (expense) income, net	(1,402)	1,133

Earnings before income taxes	53,034	27,657
Provision for income taxes	(19,420)	(9,057)

Net earnings	$33,614	$18,600

Earnings per share:
Basic	$0.60	$0.34
Diluted	0.59	0.32

Dividends per share	$0.15	$—

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Amounts in thousands)	2007	2006

Cash flows — Operating activities:
Net earnings	$33,614	$18,600
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation	16,237	14,613
Amortization of intangible and other assets	2,464	2,552
Amortization of deferred loan costs	424	528
Excess tax benefits from stock-based payment arrangements	(3,017)	—
Stock-based compensation	5,282	3,882
Net earnings from affiliates, net of dividends received	(4,152)	(3,494)
Change in assets and liabilities:
Accounts receivable, net	(24,270)	(3,824)
Inventories, net	(75,992)	(13,252)
Prepaid expenses and other	(18,458)	(4,086)
Other assets, net	185	(1,432)
Accounts payable	(40,051)	(11,968)
Accrued liabilities	24,403	(52,481)
Retirement obligations and other liabilities	9,163	6,477
Net deferred taxes	355	(1,796)

Net cash flows used by operating activities	(73,813)	(45,681)

Cash flows — Investing activities:
Capital expenditures	(22,446)	(12,482)
Change in restricted cash	988	708

Net cash flows used by investing activities	(21,458)	(11,774)

Cash flows — Financing activities:
Net borrowings under lines of credit	85,000	20,072
Excess tax benefits from stock-based payment arrangements	3,017	—
Payments on long-term debt	—	(10,856)
Borrowings under other financing arrangements	1,213	—
Repurchase of common shares	(30,579)	—
Proceeds from stock option activity	7,142	—

Net cash flows provided by financing activities	65,793	9,216
Effect of exchange rate changes on cash	472	1,159

Net change in cash and cash equivalents	(29,006)	(47,080)
Cash and cash equivalents at beginning of year	67,000	92,864

Cash and cash equivalents at end of period	$37,994	$45,784

SEGMENT INFORMATION
Flowserve Pump Division

	Three Months Ended March 31,
(Amounts in millions)	2007	2006
Bookings	$658.2	$495.6
Sales	418.7	328.1
Gross profit	117.0	94.3
Gross profit margin	27.9%	28.7%
Operating income	41.7	27.0
Operating margin	10.0%	8.2%
Flow Control Division

	Three Months Ended March 31,
(Amounts in millions)	2007	2006
Bookings	$309.1	$267.7
Sales	268.6	217.8
Gross profit	93.0	75.3
Gross profit margin	34.6%	34.6%
Operating income	36.4	25.2
Operating margin	13.5%	11.6%
Flow Solutions Division

	Three Months Ended March 31,
(Amounts in millions)	2007	2006
Bookings	$140.6	$127.9
Sales	129.2	118.2
Gross profit	57.2	51.8
Gross profit margin	44.3%	43.8%
Operating income	25.1	23.6
Operating margin	19.5%	19.9%

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